Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

CASE EMERGENCY SYSTEMS

and

KNIGHTSCOPE, INC.

dated as of

October 10, 2022

3

4

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 10, 2022, is entered into by and between Knightscope, Inc., a Delaware corporation (“Buyer”) and CASE Emergency Systems, a California corporation (“Seller”).

RECITALS

WHEREAS, Seller is engaged in the emergency call box and communications business (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, assessment, notice, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” has the meaning set forth in Section 2.08(b)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.09.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 6.01(a).

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Accountants” means BPM LLP.

“Buying Group” has the meaning set forth in Section 6.01(d).

“Buyer Indemnitees” has the meaning set forth in Section 8.02(a).

“Cap” has the meaning set forth in Section 8.04(a).

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-22), or any other Law (including the Paycheck Protection Program Flexibility Act (Pub. L. 116-142)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or IRS Notices 2020-65 or 2021-11) intended to address the consequences of COVID-19 and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the Laws described in clause (a), including as contained in the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) or the American Rescue Plan Act of 2021 (Pub. L. 117-2), as applicable, in each case, including any similar provisions under state, local or non-U.S. Laws and including any related or similar orders or declarations from any Governmental Authority.

“Cash Consideration” means an amount equal to $6,160,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash Consideration” means an amount equal to the Cash Consideration (i) minus the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, and (ii) minus an amount equal to the Estimated Indebtedness.

“Closing Certificate” has the meaning set forth in Section 2.08(a)(i).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means the Indebtedness of the Company as of the Closing (including, without limitation, all Indebtedness under the SBA Loans) but without giving effect to the transactions contemplated hereby.

“Closing Statement” has the meaning set forth in Section 2.08(b)(i).

“Closing Working Capital” means: (a) Current Assets (excluding the Excluded Cash and the Excluded Accounts Receivable), less (b) Current Liabilities (excluding Closing Indebtedness), determined as of the open of business on the Closing Date.

“COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder and any similar Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 6.02(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.08(b)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) or any other Person that is (or at any relevant time was) treated as a single employer with the Seller or any of its Affiliates within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Statement” has the meaning set forth in Section 2.08(a)(i).

“Estimated Indebtedness” has the meaning set forth in Section 2.08(a)(i).

“Estimated Working Capital” has the meaning set forth in Section 2.08(a)(i).

“Excluded Accounts Receivable” has the meaning set forth in Section 2.02(e).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Cash” has the meaning set forth in Section 2.02(d).

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Indebtedness Amount” has the meaning set forth in Section 2.08(c)(v).

“Final Working Capital Amount” has the meaning set forth in Section 2.08(c)(v).

“Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Representations” means the representations and warranties in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.09 (Condition and Sufficiency of Assets), Section 4.16 (Legal Proceedings; Governmental Orders), Section 4.21 (Taxes) and Section 4.22 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(xviii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gutierrez Employment Agreement” has the meaning set forth in Section 3.02(a)(xii).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hired Employees” has the meaning set forth in Section 6.01(a).

“Holdback Claim” has the meaning set forth in Section 8.08(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the ordinary course of business consistent with past practice): (a) Indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume Indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; (i) accrued interest, fees or other expense regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges; (j) Liability secured by any Encumbrance on any asset or property; or (k) any accounts payable not paid within 30 days after such payment becomes due.

“Indemnification Holdback Amount” has the meaning set forth in Section 2.07.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.08(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“Key Employees” means Chrisann Lawson, Trey Bingham, Anthony Clark, Daniel Marosi, Joseph Kaufmann, Jesus Mezquita, Ernesto Moreno, Harrynarine John, Robert Lucio, and Kathleen Appleby.

“Key Employee Offer Letter” has the meaning set forth in Section 3.02(a)(xii).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License” has the meaning set forth in Section 6.10(a).

“License Expiration Date” has the meaning set forth in Section 6.10(a).

“License Period” has the meaning set forth in Section 6.10(a).

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, liabilities, deficiencies, Actions, Taxes, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“M&A Qualified Beneficiary” has the meaning set forth in Section 4.19(g).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Maturity Date” has the meaning set forth in Section 2.06(b).

“Meeting Request” has the meaning set forth in Section 10.10.

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 3.02(a)(xiii).

“Note” has the meaning set forth in Section 2.06(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.11(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.08(b)(ii).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releasors” has the meaning set forth in Section 6.08.

“Released Person” has the meaning set forth in Section 6.08.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.08(c)(ii).

“Restricted Words” means any of the following: (i) the words “CASE Emergency Systems” or (ii) any name, word or term that is a variation of such words or any words or term that is confusingly similar to such words.

“Review Period” has the meaning set forth in Section 2.08(c)(i).

“Schedule Supplement” has the meaning set forth in Section 6.14.

“Selling Group” has the meaning set forth in Section 6.01(d).

“Seller Indemnitees” has the meaning set forth in Section 8.03(a).

“SBA Encumbrance Release” has the meaning set forth in Section 6.09.

“SBA Loans” means (i) certain Note Agreement, dated March 12, 2021, by and between the Seller and CalPrivate Bank, and (ii) that certain Note Agreement, dated July 29, 2020, by and between the Seller and the U.S. Small Business Administration, as modified by that certain Loan Modification Agreement dated October 10, 2021.

“SBA Release Period” has the meaning set forth in Section 6.09.

“Seller” has the meaning set forth in the preamble.

“Seller’s Accountants” means Cashuk, Wiseman, Goldberg, Birnbaum and Salem, LLP.

“Seller Transaction Expenses” means all fees, expenses, costs and payments incident to the transactions contemplated by this Agreement which are incurred by or on behalf of the Seller on or prior to the Closing or for which the Seller is or may be liable, including without limitation (a) obligations of the Seller under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations that were incurred pursuant to Contracts entered into prior to the Closing and are payable to any Person upon, or in connection with, the consummation of the transactions contemplated hereby, (b) the employer-paid portion of any employment and payroll Taxes that are imposed on the Seller in connection with the payment of any of the obligations pursuant to clause (a), (c) the fees and expenses and other amounts owed to accountants for a full audit of 2021 financial statements, lawyers, advisors, brokers and other third parties, arising in connection with the conveyance of the Purchased Assets, and (d) in respect of any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or other third-party, including change of control or transfer payment.

“Single Employer Plan” has the meaning set forth in Section 4.19(c).

“Specified Employee Retention Credits” means any employee retention credits to which Seller is entitled under Section 3134 of the Code with respect to qualified wages paid on or prior to the Closing Date, in an amount not to exceed $620,000.

“Statement of Objections” has the meaning set forth in Section 2.08(c)(ii).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Working Capital” means $2,838,000.

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties or (ii) liability for any amounts of the type described in clause (i) above payable by reason of Treasury Regulation Section 1.1502-6 (or similar provisions under state, local or non-U.S. Laws), transferee or successor liability, by contract or otherwise, and the term “Tax” means any one of the foregoing Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.01(b)(ii).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” has the meaning set forth in Section 3.01.

“Transfer Taxes” has the meaning set forth in Section 6.07(a).

“Unaudited Financial Statements” has the meaning set forth in Section 4.04.

“Undisputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“Union” has the meaning set forth in Section 4.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II
PURCHASE AND SALE

Section 2.01           Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)                all accounts or notes receivable held by Seller for invoices billed after September 30, 2022, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)                all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c)                all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d)                all Intellectual Property Assets;

(e)                all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)                 all Leased Real Property;

(g)                all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(h)                all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)                 all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j)                 all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)                all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l)                 originals, or where not available (or in the case of Tax Returns which Seller is required by applicable Law to retain), copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, Tax Returns and other related documents and supporting work papers and any other records relating to Taxes, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(m)              all goodwill and the going concern value of the Business.

Section 2.02           Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)                the Contracts, including Intellectual Property Agreements, that are not Assigned Contracts, including, without limitation, the Contracts set forth on Section 2.02(a) of the Disclosure Schedules (the “Excluded Contracts”);

(b)                the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Seller;

(c)                all Benefit Plans and assets attributable thereto and Contracts related to any Benefit Plan;

(d)                all cash and cash equivalents of the Seller as of the Closing and all Specified Employee Retention Credits (if paid to Seller after the Closing) (“Excluded Cash”);

(e)                all Accounts Receivable (i) held by Seller for invoices billed prior to September 30, 2022, (ii) held by Seller for invoices billed to Rutgers University for the first phase (phase A) of their Newark Campus provided such invoices are billed prior to September 30, 2022, and (iii) any security, claim, remedy or other right related to any of the foregoing (“Excluded Accounts Receivable”);

(f)                 the assets, properties and rights specifically set forth on Section 2.02(f) of the Disclosure Schedules; and

(g)                the 2020 Tesla Model S with license plate number 9BUZ646 and VIN number 5YSA1E26LF415173.

Section 2.03           Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (the “Assumed Liabilities”), and no other Liabilities.

Section 2.04           Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)                any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)                any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to or arising from the operation of the Business, or the ownership or use of the Purchased Assets or the Assumed Liabilities prior to the Closing (for the avoidance of doubt, including any Taxes the payment of which is extended, deferred or delayed until after the Closing under the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic); (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.07; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)                any Liabilities relating to or arising out of the Excluded Assets;

(d)                any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)                any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)                 any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g)                any Liabilities arising under, in connection or with respect to any Benefit Plan;

(h)                any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)                 any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)                 any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k)                any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)                 any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(m)              any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)                any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o)                any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05           Purchase Price. The aggregate purchase price for the Purchased Assets shall consist of the assumption by Buyer of the Assumed Liabilities set forth in Section 2.03 and the payment by Buyer to Seller of the sum of $6,720,000, subject to adjustment pursuant to Section 2.08 hereof (the “Purchase Price”).

Section 2.06           Payment of Purchase Price at Closing. At the Closing, Buyer shall pay to Seller the Purchase Price as follows:

(a)                The Closing Cash Consideration less the Indemnification Holdback Amount as described in Section 2.07 below; and

(b)                $560,000 in the form of an unsecured, nonnegotiable promissory note (the “Note”), such Note (i) to bear simple interest at the fixed rate of the Applicable Federal Rate per annum at the time the Note is entered into by the parties, (ii) to mature on the date that is six (6) months after the Closing Date, (the “Maturity Date”) with principal and accrued interest to be paid on the Maturity Date, and (iii) to be subordinated to all senior Indebtedness of the Buyer incurred in connection with acquisition financing obtained for purposes of funding the transactions contemplated herein (including any extension, refinancing, renewal or replacement of any such acquisition financing) if required by the holder(s) thereof.

Section 2.07           Indemnification Holdback. The sum of $672,000 (the “Indemnification Holdback Amount”) will be held back from the Purchase Price paid at Closing and retained by Buyer as security (but not the sole source of recovery) for the performance of the indemnification and other covenants, obligations and agreements of the Seller arising under this Agreement, any Transaction Document or otherwise.

Section 2.08           Purchase Price Adjustment.

(a)                Estimated Closing Statement. At least two (2) days prior to the Closing Date, the Seller shall have prepared and delivered to Buyer (A) a statement (the “Estimated Closing Statement”), which shall take into account any reasonable comments from Buyer, setting forth (i) the Seller’s good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), (ii) the Seller’s good faith estimate of Closing Indebtedness (the “Estimated Indebtedness”), and (iii) the resulting Closing Cash Consideration, and (B) a certificate executed by an authorized officer of the Seller (the “Closing Certificate”) certifying that the Estimated Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.08(b)(i) of the Disclosure Schedules. To the extent required, the Closing Certificate shall have been accompanied by executed payoff letters from each holder of Closing Indebtedness. The Closing Certificate shall have included a funds flow statement which shall take into account any reasonable comments from Buyer, setting forth with respect to each Person to whom any Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee. The Seller shall also make available to Buyer all financial records, work papers, or other documentation as Buyer may reasonably request in connection with its review of the Estimated Closing Statement.

(b)                Post-Closing Adjustment.

(i)                 Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of Closing Working Capital and Closing Indebtedness as of the Closing. The Buyer will prepare the Closing Statement in accordance with GAAP applied using the same accounting methodologies and classifications that were used in the preparation of the Estimated Closing Statement, provided that such accounting methodologies and classifications are consistent with those applied by Buyer’s Accountants with respect to its audit of Buyer’s annual financial statements for year-end 2022.

(ii)               The “Post-Closing Adjustment” means an amount, which may be greater or less than $0, equal to the sum of (A) the amount by which the Final Working Capital Amount is greater than (expressed as a positive number) or less than (expressed as a negative number) the Estimated Working Capital, plus (B) the amount by which the Estimated Indebtedness is greater than (expressed as a positive number) or less than (expressed as a negative number) the Final Indebtedness Amount. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment. Buyer shall have the option, but not the obligation, to offset such Post-Closing Adjustment amount owed by Seller to Buyer against the Indemnification Holdback Amount. If the Post-Closing Adjustment is a positive number not less than twenty-five thousand dollars ($25,000) (the “Adjustment Amount”), Buyer shall pay to Seller an amount equal to the Adjustment Amount and any Post-Closing Adjustment in excess of the Adjustment Amount. If the Post-Closing Adjustment is a positive number that is less than the Adjustment Amount, then the Purchase Price shall not be adjusted and no payment shall be made with respect thereto by any party to this Agreement..

(c)                Examination and Review.

(i)                 Examination. After receipt of the Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)               Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item and amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)             Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Buyer’s and Seller’s Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Buyer’s and Seller’s Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. If the Buyer and Seller’s Accountants are unable to resolve the disputed items, the disputed items shall be submitted for resolution to the office of an impartial, nationally recognized firm of independent certified public accountants other than Seller’s Accountant’s or Buyer’s Accountant’s (the “Independent Accountant”) and shall be appointed by mutual agreement of the Buyer and Seller. The Independent Accountant shall hear proposals from both Buyer’s Accountants and Seller’s Accountants and shall then make a final and binding decision that is consistent with the results of the Buyer’s first post-Closing financial audit.

(iv)              Fees of the Accountants. The fees and expenses of the Buyer’s Accountants shall be paid by Buyer and the fees and expenses of the Seller’s accountant shall be paid by Seller. The fees of the Independent Accountant in connection with this Section 2.08 shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)                Determination by the Accountants. Buyer’s and Seller’s Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto except as otherwise set forth in Section 2.08(c)(iii). The Closing Working Capital and Closing Indebtedness as of the Closing as finally determined pursuant to this Section 2.08(c)(v) are referred to as the “Final Working Capital Amount,” and “Final Indebtedness Amount” respectively, herein.

(vi)              Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer, as the case may be. Buyer may, at its sole discretion, elect to setoff any amounts owed to Buyer under this Section 2.08(c)(vi) against the Indemnity Holdback Amount and/or the Note.

(d)                Adjustments for Tax Purposes. Any payments made pursuant to Section 2.08 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.09           Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Buyer’s delivery of the Allocation Schedule, such dispute shall be resolved by the Buyer’s and Seller’s Accountants. If Buyer’s and Seller’s Accountants are unable to resolve the dispute, the matter shall be submitted for resolution to the Independent Accountant, who will hear proposals from both Buyer’s Accountants and Seller’s Accountants and shall then make a final and binding decision. The fees and expenses of Buyer’s and Seller’s Accountants and the Independent Accountant shall be borne in accordance with Section 2.08(c)(iv). Buyer and Seller shall file all Tax Returns (including IRS Form 8594 or any comparable form under state or local Tax Law, amended Tax Returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.10           Withholding Tax. Buyer shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any payment otherwise payable pursuant to this Agreement all amounts that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as having been paid to Seller or such other Person in respect of whom such withholding was made. If Buyer intends to deduct or withhold any amount pursuant to this Section 2.10 from any payment to Seller pursuant to this Agreement, Buyer shall use commercially reasonable efforts to provide Seller with a written notice of Buyer’s intention to do so prior to any such deduction or withholding and Buyer shall reasonably cooperate with Seller to either reduce or eliminate any amounts required to be so deducted and withheld.

Section 2.11           Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Article III
CLOSING

Section 3.01           Closing. Unless this Agreement is terminated earlier in accordance with Section 9.01, the closing of the transactions (the “Closing”) contemplated by this Agreement and the other documents contemplated hereby (together with this Agreement, the “Transaction Documents”) shall take place on a date specified by the Buyer and the Seller, which shall be no later than three (3) Business Days following satisfaction or waiver of the conditions to Closing set forth in ARTICLE VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and will take place by email (in portable document format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be deemed effective as of 12:01 a.m. Pacific Time, on the Closing Date.

Section 3.02           Closing Deliverables.

(a)                At the Closing, Seller shall deliver to Buyer the following:

(i)                 a bill of sale in substantially the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)               an assignment and assumption agreement in substantially the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)             an assignment in substantially the form of Exhibit C hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)              with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(v)                a good standing certificate (or its equivalent) for Seller from the Secretary of State of the State of California dated as of a date not earlier than five (5) Business Days prior to the Closing;

(vi)              a copy of (i) the articles of incorporation (together with any and all amendments thereto) of Seller, certified by the Secretary of State of the State of California, (ii) the bylaws (together with any and all amendments thereto) of Seller, and (iii) resolutions of Seller’s board of directors and shareholders approving this Agreement and the transactions contemplated by this agreement, accompanied by a certificate of an authorized officer of Seller, dated as of the Closing, stating that no amendments have been made to such articles of incorporation or bylaws except as provided in such attachments, and that the aforementioned resolutions are true and correct;

(vii)            an IRS Form W-9, duly completed and executed by Seller and dated as of the Closing Date, which shall be in full force and effect as of the Closing;

(viii)          a payoff letter from each Person to whom any Closing Indebtedness is payable or due at Closing (including, without limitation, all Indebtedness under the SBA Loans) that lists all obligations of Seller to such Person and in which such Person (i) agrees that payment of such amounts will satisfy all outstanding obligations of Seller, and (ii) agrees that all Encumbrances on the properties or assets of Seller with respect to such Closing Indebtedness will automatically be released upon the satisfaction of the conditions in such letter and authorizes Seller or its designee to prepare and file the applicable documents and take any other actions reasonably necessary to evidence such releases; (each, a “Payoff Letter”), together with an IRS Form W-9 or applicable IRS Form W-8, duly completed and executed by each such Person and dated as of the Closing Date, which shall be in full force and effect as of the Closing;

(ix)              evidence reasonably satisfactory to Buyer of release (or release in due course) of all Encumbrances on the Purchased Assets;

(x)                evidence reasonably satisfactory to Buyer of the consent or approval of, and the giving of all notices to, those parties whose consent or approval is required, or who are entitled to notice, in connection with each Seller’s execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, including each of the consents of and notices to the parties listed on Schedule 3.02(a)(x);

(xi)              an offer letter with respect to each Key Employee in substantially the form of Exhibit D hereto (each a “Key Employee Offer Letter”), duly executed by each such Key Employee;

(xii)            an executive employment agreement with Sebastian Gutierrez in substantially the form of Exhibit E hereto (the “Gutierrez Employment Agreement”), duly executed by Sebastian Gutierrez;

(xiii)          a Non-Competition and Non-Solicitation Agreement with respect to Sebastian Gutierrez in substantially the form of Exhibit F hereto (each a “Non-Competition Agreement and Non-Solicitation Agreement”), duly executed by Sebastian Gutierrez;

(xiv)          copies of proprietary information and invention assignment agreements with respect to all Persons involved directly or indirectly since January 1, 2017 in the development of any material Seller Intellectual Property used in the Business and/or the Intellectual Property Assets;

(xv)            at least two (2) days prior to Closing, the Seller shall have delivered to Buyer the Estimated Closing Statement contemplated in Section 2.08(a)(i).

(xvi)          the Closing Certificate duly executed by an authorized officer of the Seller;

(xvii)        a draft name change amendment, which Seller would file with the California Secretary of State following the Closing in accordance with Section 6.10;

(xviii)      an invoice from each advisor or other service provider of the Seller (other than any employee, director or officer of the Seller), in each case dated no more than two (2) days prior to the Closing Date, with respect to all Seller Transaction Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date; and

(xix)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)                At the Closing, Buyer shall deliver to or on behalf of Seller the following:

(i)                 (A) the Closing Cash Consideration less the Indemnification Holdback Amount by wire transfer of immediately available funds to the payees and accounts designated in writing by Seller to Buyer and (B) the Note;

(ii)                                       To each Person to whom any Closing Indebtedness is payable or due at Closing as set forth in the Closing Certificate, the amount of the Closing Indebtedness set forth thereon (including, without limitation, all Indebtedness under the SBA Loans), by wire transfer of immediately available funds;

(iii)             the Assignment and Assumption Agreement duly executed by Buyer;

(iv)              with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v)                the Note, duly executed by Buyer;

(vi)              the Non-Competition and Non-Solicitation Agreement, duly executed by Buyer;

(vii)            the Key Employee Offer Letters, each duly executed by Buyer;

(viii)          the Gutierrez Employment Agreement, duly executed by Buyer; and

(ix)              resolutions of the Buyer’s board of directors and stockholders (as applicable) approving this Agreement and the transactions contemplated by this agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01           Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02           Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03           No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.04           Financial Statements. Complete copies of (i) the unaudited financial statements consisting of the balance sheet of the Business as on December 31 in each of the years 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), (ii) the audited financial statements consisting of the balance sheet of the Business as on December 31 for the year 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Audited Financial Statements”), and (iii) the unaudited financial statements consisting of the balance sheet of the Business as of July 31, 2022, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eight (8) month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements and the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2021, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of July 31, 2022, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05           Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06           Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)                event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                amended, restated or amended and restated, or authorized any of the foregoing, to Seller’s articles of incorporation (or its equivalent) or bylaws;

(c)                declared, set aside or paid dividend or distribution of property or assets;

(d)                material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)                material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)                 entry into any Contract that would constitute a Material Contract;

(g)                incurrence, assumption or guarantee of any Indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h)                transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(i)                 amendment, termination or waiver of any rights constituting Purchased Assets;

(j)                 transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(k)                abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(l)                 material damage, theft, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(m)              acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit or received notice of termination of any Contract or Permit;

(n)                material capital expenditures which would constitute an Assumed Liability;

(o)                imposition of any Encumbrance upon any of the Purchased Assets;

(p)                (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(q)                hiring or promoting any person as or to (as the case may be) an officer, or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r)                 adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)                 loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(t)                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)                purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $15,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(v)                settlement, conciliation or similar Contract entered into, claims released, Indebtedness canceled or rights of value waived, in each case, involving amounts in excess of $5,000;

(w)              collection of notes or Accounts Receivable accelerated or delayed or work-in process accelerated in advance of or beyond regular due dates or the dates when the same would have been collected or performed in the ordinary course of business consistent with past practice;

(x)                payment of any Account Payable or other Liability delayed or accelerated beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;

(y)                (i) material Tax election made, changed or revoked, (ii) amended Tax Return filed or Action settled or compromised with respect to Taxes or a Tax Liability, (iii) any method of accounting for Tax purposes changed (or a request to any Governmental Authority to change made), (iv) amended Tax Return filed, (v) material right to claim a refund of Taxes surrendered, (vi) Liability for Taxes incurred except in the ordinary course of business or (vii) waiver of restrictions on assessment or collection of any Tax executed;

(z)                Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07           Material Contracts.

(a)                Section 4.07(a) of the Disclosure Schedules sets forth a true, correct and complete list of each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                 all Contracts involving aggregate consideration in excess of $5,000 and which, in each case, cannot be cancelled without penalty or without more than thirty (30) days’ notice;

(ii)               all Contracts for any capital expenditures or the acquisition or construction of fixed assets requiring aggregate future payments in excess of $5,000;

(iii)             Contracts relating to Indebtedness of Seller, or any guaranty by Seller of the Indebtedness or Liability of any other Person;

(iv)              all employment, consulting, termination, severance, retention, non-competition or change of control Contracts or any other Contract respecting the terms and conditions of employment or payment of compensation with any employee, officer, independent contractor or consultant or agreements relating to loans to officers, managers, members, employees or Affiliates in excess of $5,000 in any instance;

(v)                Any Contracts relating to any Seller Benefit Plan;

(vi)              Any collective bargaining agreement or other Contract with any labor union, labor organization or other representative of employees;

(vii)            all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(viii)          all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(ix)              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x)                all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xi)              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(xii)            except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(xiii)          any Contract or agreement containing provisions (other than termination for convenience) that permit the counterparty to such Contract or agreement to terminate such Contract or agreement (or providing for the automatic termination thereof) as a result of the transactions contemplated by this Agreement;

(xiv)          any Contract providing for payments, rebates, discounts or other allowances, credits or deductions to or by any Person based on sales, purchases or profits, other than direct payments for goods, and a description of any Liability with respect to any such payments, rebates, discounts or other allowances, credits or deductions that Seller will or may have to any Person based on sales, purchases or profits that occurred prior to the Closing;

(xv)            each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller, other than in the ordinary course of business;

(xvi)          any Contract for any settlement agreement in respect of an audit, examination, action, suit, claim, charge, complaint, review, investigation or administrative or arbitration proceeding;

(xvii)        any Contract pursuant to which payments are processed for Seller or the Business, or on behalf of the customers or clients of Seller or the Business, including credit card, automated clearing house, or check processing;

(xviii)      all Contracts with any Governmental Authority (“Government Contracts”);

(xix)          all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xx)            all joint venture, partnership or similar Contracts;

(xxi)          all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xxii)        all powers of attorney with respect to the Business or any Purchased Asset; and

(xxiii)      all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)                Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08           Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)                liens for Taxes not yet due and payable;

(b)                mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(c)                easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property; or

(d)                liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09           Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, do not have any damage that detrimentally alters the appearance or functionality of the Purchased Asset (including, without limitation, damage to vehicles used in the Business) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10           Real Property.

(a)                Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)                 such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)               Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)             Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)              Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)                Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b)                Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)                The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11           Intellectual Property.

(a)                Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b)                Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)                Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)                Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e)                All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(f)                 The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g)                There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h)                Section 4.11(h) of the Seller Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened alleging (A) any breach or other violation of any Platform Agreement by Seller; or (B) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(i)                 All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)                 Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past five (5) years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12           Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13           Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within thirty (30) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14           Customers and Suppliers.

(a)                Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) the top twenty-five (25) largest customers of Seller as measured by gross revenue for the current year and for each of the previous three (3) fiscal (or, if applicable, calendar) years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No customer of Seller (i) has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate or intends to cancel or otherwise adversely modify in any material respect, its relationship with Seller; (ii) has during the last twelve (12) months decreased materially or threatened to decrease or limit its usage of the services or products of Seller; or (iii) has changed or modified or intends to change or modify, in any material respect, its policy for awarding Contracts to its suppliers, vendors, partners or providers, in each case whether as a result of the transactions contemplated hereby or otherwise.

(b)                Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) the top-twenty-five (25) largest suppliers of Seller as measured by purchases for the current year and for each of the previous three (3) fiscal (or if applicable, calendar) years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Material Supplier of Seller has cancelled or otherwise terminated or threatened in writing to cancel or otherwise terminate or is dissatisfied in any material respect with its business relationship with Seller, intends to cancel or otherwise adversely modify in any material respect, its relationship with the Business or has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, its services, supplies or materials to Seller, in each case whether as a result of the transactions contemplated hereby or otherwise.

Section 4.15           Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2017. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16           Legal Proceedings; Governmental Orders.

(a)                There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)                There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets.

Section 4.17           Compliance With Laws; Permits.

(a)                Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)                All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18           Environmental Matters.

(a)                The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(c)                Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(d)                Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.19           Employee Benefit Matters.

(a)                Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, retirement, employment, consulting, profit-sharing, deferred compensation, commission, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and compensation and benefit plans, policies, programs, agreements and arrangements(including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) (i) which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor, consultant or other service provider of or to the Business (or any spouse, domestic partner or dependent of such individual), or (ii) under which Seller or any of its ERISA Affiliates has or may have any current or future Liability (including any contingent liability or obligation) (as listed in Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). With respect to each Benefit Plan, Seller has provided a copy of the current plan document together with all amendments thereto, or, if such Benefit Plan has not been reduced to writing, a written summary of all material plan terms.

(b)                Each Benefit Plan has been established, documented, administered, maintained and operated in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Nothing has occurred, and there exists no condition or set of circumstances, that could result in Buyer incurring, directly or indirectly, any penalty, tax, fine lien or Liability under ERISA or any other Law with respect to any Benefit Plan.

(c)                Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the Internal Revenue Service (or with respect to a prototype, volume submitter, or other pre-approved plan, can rely on a current, unrevoked favorable opinion or advisory letter from the Internal Revenue Service) with respect to such Benefit Plan’s qualified status under the Code. Nothing has occurred (or failed to occur), and no facts or circumstances exist, that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the tax-exempt status of any trust related thereto.

(d)                No Seller or any ERISA Affiliate has ever sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has any current or future liability or obligation (including any contingent liability or obligation) under or with respect to (i) any “employee benefit pension plan,” as defined in Section 3(2) of ERISA, that is (or, at any time, was) subject to Section 302 or 303 of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, or (ii) any “multiemployer plan,” as defined in section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code,(iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)                No Benefit Plan, provides, contains, reflects or represents any obligation to provide (or contribute toward the cost of), , and neither Seller nor any ERISA Affiliate has ever represented, promised, or contracted to any Person to provide (or contribute toward the cost of), post-termination life insurance, health, or other welfare benefits to any Employee or Consultant or to any other Person for any reason, except required by COBRA or other applicable Law (and the entire premium cost for which is paid by the covered Person)

(f)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)                Each Plan that is subject to COBRA is, and at all relevant times has been, administered and operated in compliance in all material respects with such requirements. Schedule 4.19(g) sets forth a true, correct and complete list of all individuals who are (or will be) “M&A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a), with respect to the transactions contemplated by this Agreement (each such individual, an “M&A Qualified Beneficiary”), together with (i) the last known address for each such individual, (ii) the type of “qualifying event” (as defined in Code Section 4980B(f)(3)) for each such individual and the date on which each such qualifying event occurred or will occur, (iii) the date on which notice of such qualifying event was provided to each such individual (as required by Code Section 4980B(f)(6)(D)), (iv) the date on which each such individual lost or will lose coverage under such Seller’s group health plans as a result of such qualifying event (absent an election to continue coverage under COBRA), (v) the date on which each such individual elected continuation coverage under such Seller’s group health plans pursuant to COBRA (or, with respect to any such individual who has not yet elected such continuation coverage, the date on which such individual’s election period will expire), (vi) a description of the continuation coverage elected (or entitled to be elected) by each such individual and (vii) all other information that may be necessary for Buyer to provide COBRA continuation coverage under Buyer’s group health plans to such individuals should Buyer determine that it is required to do so.

Section 4.20           Employment Matters.

(a)                Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)                Except as set forth on Section 4.20(b) of the Disclosure Schedules, Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)                Except as set forth on Section 4.20(c) of the Disclosure Schedules, Seller is and has been in compliance with the terms of any collective bargaining agreements and other Contracts Seller is a party to and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)                Seller is not covered by the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)                With respect to each Government Contract, Seller is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. Seller is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 4.21           Taxes.

(a)                All Tax Returns required to be filed by Seller have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid.

(b)                Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. All Persons performing services for Seller who are classified and treated as independent contractors, consultants or in a similar capacity, qualify as independent contractors and not as employees under applicable Law.

(c)                Seller has collected all sales, use, value added, goods and services, and similar Taxes required to be (or that are customarily) collected and timely remitted in full all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Law.

(d)                No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of Seller. Seller is not a party to any Contract to an extension of time regarding the assessment of any Tax deficiency.

(e)                All Tax deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Governmental Authority have been fully paid.

(f)                 Seller is not a party to any Action with respect to Taxes or Tax Returns by any Governmental Authority. There are no pending or threatened Actions with respect to Taxes or Tax Returns by any Governmental Authority. No Governmental Authority in a jurisdiction with respect to which Seller does not file any Tax Return has made any claim that Seller is or may be subject to Taxation by such jurisdiction.

(g)                There are no Encumbrances for Taxes upon any of the Purchased Assets other than for current Taxes not yet due and payable.

(h)                Seller is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(i)                 Seller is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(j)                 None of the Purchased Assets is (i) subject to Section 168(g)(1) of the Code, or (ii) subject to a disqualified leaseback or long-term agreement within the meaning of Section 467 of the Code.

(k)                None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(l)                 Seller is not a party to, is not bound by, and does not have any Liability under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar Contract.

(m)              Seller has no Liability for Taxes of any Person (other than Seller) under any Law, as a transferee or successor, by Contract or otherwise (including by reason of Treasury Regulations Section 1.1502-6 (or similar provisions under state, local or non-U.S. Laws)), as a transferee or successor, by Contract or otherwise.

(n)                Seller has been in compliance with all applicable Laws relating to unclaimed property, abandoned property and escheatment.

(o)                Seller is not engaged and has never been engaged in a trade or business, and has not and has never had a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any similar applicable Law) or a fixed place of business, in any country other than the country in which it is formed or organized.

(p)                Seller has not extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic.

(q)                Seller is, and has been since formation, properly classified as a validly electing “S corporation” within the meaning of Section 1361 and 1362 of the Code (or any similar provisions under state, local or non-U.S. Laws) in all applicable jurisdictions in which it is subject to income Tax.

Section 4.22           Interested Party Transactions.

(a)                Set forth on Section 4.22(a) of the Disclosure Schedule is a reasonably detailed description of each Contract or arrangement in the last five (5) years pursuant to which (i) any equityholder, officer, director, manager, employee, consultant or Affiliate of Seller provides material services to the Seller or (ii) the Seller provides material services to any equityholder, officer, director, manager, employee, consultant or Affiliate of Seller. Except as set forth on Section 4.22(a) of the Disclosure Schedule, in the last five (5) years, the Seller has not engaged in any transaction with any equityholder, officer, director, manager, employee, consultant or Affiliate of Seller or has a material interest in any material property, whether real or personal or mixed, tangible or intangible, used in or pertaining to the Business or the Seller.

(b)                Except as set forth on Section 4.22(b) of the Disclosure Schedules, Seller is not indebted to any equityholder, officer, director, manager, employee, consultant or Affiliate of Seller or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and no such Person is indebted to Seller. No such Person owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than two percent (2%) of the equity of any such entity), or is an equityholder, officer, director, manager, employee or consultant of any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of the Business or conducts a business similar to the Business. No equityholder, officer, director, manager, employee, consultant or Affiliate of Seller or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing (i) owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Seller Intellectual Property and/or Intellectual Property Assets or (ii) has any material interest in any other asset or property used in or related to the Business.

Section 4.23           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.24           Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01           Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02           Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04           Investigation. Buyer has been given an adequate opportunity to review the audited and unaudited financial statements provided by Seller and listed in Section 4.04. As such, Buyer is apprised of the financial condition of Seller as reflected in such financial statements as of the dates thereof and for the periods covered thereby. Notwithstanding the foregoing, nothing in this Section 5.04 shall limit any of Seller’s representations and warranties or covenants in this Agreement (including but not limited to the Seller’s representations in Section 4.04) or in any other Transaction Document.

Article VI
COVENANTS

Section 6.01           Employees and Independent Contractor Matters.

(a)                Seller agrees to use reasonable best efforts to assist Buyer in its efforts to employ as employees or engage as independent contractors all or a portion of the employees of the Business (the “Business Employees”) and independent contractors providing services primarily related to the Business who are currently engaged by the Seller, in each case as determined by Buyer. Any Business Employees of the Seller who accept an offer of employment with Buyer, execute all documents required by Buyer to be executed in connection therewith and begin employment with Buyer are referred to herein as “Hired Employees.”

(b)                Nothing contained in this Agreement or any Transaction Document will confer upon any Hired Employee, any other present or former employee of the Seller or any other Person who is not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement or any Transaction Document, including any third-party beneficiary rights or any right to employment or continued employment or to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of Buyer, nor will anything contained in this Agreement or any Transaction Document constitute a limitation on or restriction against the right of Buyer to amend, modify or terminate any employee benefit plan, policy or arrangement or compensation, benefits or other terms or conditions of employment.

(c)                The Seller will bear all responsibility for, and related costs associated with the termination of its employees in connection with this Agreement and the transactions contemplated hereby, including all Hired Employees, and complying with the federal and similar Laws. The Seller will be liable for all Liabilities of the Seller with respect to the employees and independent contractors of the Seller prior to and otherwise in connection with this Agreement and the transactions contemplated hereby including, but not limited to: (i) any employment Taxes imposed with respect to any payments by the Seller of compensation to employees and independent contractors arising in connection with the transactions contemplated by this Agreement, regardless of whether arising on or before the Closing; (ii) any actual or threatened claims, demands, charges, grievances, or complaints by employees, applicants or independent contractors arising from acts or omissions occurring prior to the date hereof; (iii) any allegations of the Seller or its employees’ non-compliance with labor and employment laws; (iv) any unpaid wages or compensation to employees or independent contractors with respect to any period prior to the date hereof, as well as all Liabilities related to accrued time off and paid vacation entitlements; (v) any investigation by a Governmental Authority related to labor or employment; (vi) any acts or omissions that could give rise to Liabilities related to labor or employment; and (vii) any and all Liabilities associated with any Benefit Plan, and all Liabilities described in clauses (i) - (vii) shall be considered Excluded Liabilities. From and after the date hereof, the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the Buyer and its Affiliates to provide such current information regarding the Hired Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable).

(d)                At all times before and after the Closing, the Seller and each member of selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which Seller is a part (“Selling Group”) and not Buyer or any member of buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(b)) of which Buyer is part (“Buying Group”), shall be solely responsible for providing continuation coverage under COBRA to the M&A Qualified Beneficiaries with respect to the transaction contemplated by this Agreement. If Buyer determines that it, any of its subsidiaries or affiliates is obligated to provide continuation coverage under COBRA to any M&A Qualified Beneficiaries, Seller shall reimburse Buyer and its subsidiaries and affiliates for any and all costs, expenses and liabilities that Buyer and its subsidiaries and affiliates incur in providing such coverage to the M&A Qualified Liabilities, which, for the avoidance of doubt, shall constitute Excluded Liabilities under this Agreement.

Section 6.02           Confidentiality.

(a)                From and after Closing, Seller shall, and shall cause its Affiliates to, maintain, and shall use its reasonable best efforts to cause its or their respective Representatives to maintain, at all times, the confidentiality of the Confidential Information concerning the Business, and Seller shall not disclose any such information to any Person, nor shall Seller use Confidential Information for any purpose except for the benefit of Buyer. “Confidential Information” shall mean the following: (i) trade secrets of Seller related to the Business, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, advertising methods, sales methods, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable Law; (ii) confidential or proprietary information of Seller related to the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials and operating procedures), however documented; (iii) notes, analyses, compilations, studies, summaries and other material prepared by or for Seller containing or based, in whole or in part, on any information included in the foregoing; and (iv) the terms of this Agreement and any other agreement, certificate, instrument and document contemplated hereby. The restrictions contained in this Section 6.02 shall apply regardless of whether such Confidential Information (a) is in written, graphic, recorded, photographic or any machine readable form or is orally conveyed to, or memorized by, Seller, or (b) has been labeled, marked, or otherwise identified as confidential or proprietary.

(b)                Seller’s duty of confidentiality with regard to the Confidential Information shall not extend to: (i) any Confidential Information that, at the time of disclosure, had been previously published and was generally available and part of the public domain; (ii) any Confidential Information that is published and becomes generally available and part of the public domain after disclosure, unless such publication is a breach of this Agreement by Seller; and (iii) any Confidential Information that is obtained by a Seller from a third person who: (a) is lawfully in possession of that Confidential Information; (b) is not in violation of any contractual, legal, or fiduciary obligation to Seller, Buyer or their respective Affiliates with respect to the Confidential Information; and (c) does not prohibit Seller from disclosing the Confidential Information to other Persons. Further, Seller may disclose Confidential Information to the extent such disclosure is reasonably necessary (x) for the purpose of exercising or enforcing any rights of Seller under this Agreement and (y) for Tax reporting purposes.

(c)                In the event that Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process or legal obligation) to disclose any Confidential Information (including the terms of this Agreement), Seller agrees to: (i) unless otherwise prohibited by applicable Law, give prompt written notice to Buyer of such request or subpoena in order to allow Buyer an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this Agreement; and (ii) cooperate with Buyer and with counsel for Buyer in responding to such request or subpoena as provided below. If Buyer fails to obtain a protective order and does not waive its rights to confidential treatment under this Agreement, Seller may disclose only that portion of any Confidential Information which his or her counsel reasonably advises in writing that Seller is compelled to disclose pursuant to Law. Seller further agrees that in no event will it oppose action to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.

Section 6.03           Record Retention.

(a)                In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)                 retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)               upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)                In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)                 retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)               upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)                Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.03 where such access would violate any Law.

Section 6.04           Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.05           Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.06           Customer and Supplier Inquiries; Receivables. From and after the Closing, Seller will refer to Buyer all customer, supplier, employee or other inquiries or correspondence relating to the Purchased Assets, the Assumed Liabilities, the Hired Employees, or the conduct or operations of the Business after the Closing; provided, however, that as long as such obligation is met, Sebastian Gutierrez will have the authority and discretion, to the extent within the scope of his employment, to address and respond to such inquiries and correspondence in connection with his employment by the Buyer post-Closing, subject to the terms of the Executive Employment Agreement and any other such conditions of his employment. Seller will remit to Buyer all payments and invoices received after the Closing that relate to the Purchased Assets, the Assumed Liabilities or, other than with respect to the Excluded Assets or the Excluded Liabilities, the conduct or operations of the Business. Seller will remit such funds to Buyer within five (5) Business Days after its receipt thereof. Buyer will have the right and authority to collect for its own account all Accounts Receivable (other than the Excluded Accounts Receivable) and other items that are included in the Purchased Assets and to endorse with the name of Seller any checks or drafts received with respect to any such Accounts Receivable (other than the Excluded Accounts Receivable) or other items.

Section 6.07           Tax Matters.

(a)                All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Buyer shall cooperate with respect thereto as necessary).

(b)                Any property or similar ad valorem Taxes attributable to the Purchased Assets that are payable for a Tax period that includes (but does not end on) the Closing Date shall be prorated, and such Taxes shall be allocated between Seller and Buyer based upon the total amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, with Seller responsible for the portion thereof allocable to the period ending on and including the Closing Date and Buyer responsible for the portion thereof allocable to the Taxable period beginning after the Closing Date. Seller and Buyer shall cooperate with one another with respect to the payment of any such Taxes and the filings of reports or Tax Returns with respect thereto.

(c)                After the Closing, the Seller and Buyer shall reasonably cooperate: (i) in preparing any Tax Returns or in preparing for any Action with respect to Taxes, relating to the ownership or use of the Purchased Assets or the operation of the Business; (ii) to make available to the other party and to any Governmental Authority, as reasonably requested, all information, records and documents relating to any Tax Return or Action with respect to Taxes relating to the ownership or use of the Purchased Assets or the operation of the Business; and (iii) to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Action or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have Liability hereunder; provided that, notwithstanding anything else to the contrary herein, Buyer and its Affiliates shall not be required to provide any Tax Returns of Buyer and its Affiliates to any other Person.

(d)                Seller shall transfer to Buyer any records relating to withholding and payment of income and unemployment Taxes (federal, state and local) and FICA and FUTA Taxes and any and all state unemployment payment reserves and/or charge history with respect to wages paid to the Hired Employees for the calendar year in which the Closing occurs (including without limitation, Forms W-4 and Employee’s Withholding Allowance Certificates). Buyer and the Seller shall adopt the “standard procedure” for preparing and filing Forms W-2, as described in IRS Revenue Procedure 2004-53.

Section 6.08           Release of Claims. Effective as of the Closing, except with respect to any claim to enforce the terms of or any breach of this Agreement or any Transaction Document, the Seller and its Affiliates (collectively, the “Releasors”), unconditionally and irrevocably waive, release and forever discharge Buyer and each of its Affiliates and their respective officers, directors, equityholders, managers, members, employees and representatives (each, a “Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, Liability, action or cause of action of any kind or nature, whether unknown, unsuspected or undisclosed, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to the Business, and neither Seller nor any other Releasor will seek to recover any amounts in connection therewith or thereunder from any Released Person. For the avoidance of doubt, this Section 6.08 shall not be deemed a release by Releasors of any Released Person with respect to any breach of this Agreement by Buyer.

Section 6.09           SBA Loans Encumbrance Release. Within thirty (30) days following the Closing (the “SBA Release Period”), Seller shall provide evidence reasonably satisfactory to the Buyer of the release of all Encumbrances on any Purchased Assets in connection with the SBA Loans (including, without limitation, providing copies of any UCC-3 filings) (the “SBA Encumbrance Release”), and Seller shall use its best efforts to take all action that may be required to effect the SBA Encumbrance Release within the SBA Release Period.

Section 6.10           Name License; Name Change.

(a)                Beginning on the Closing Date and continuing for sixty (60) days thereafter (the “License Period”), Buyer hereby grants to Seller, a non-exclusive, non-transferrable, revocable license in the name “CASE Emergency Systems” (the “License”) to be used by Seller solely in connection with Seller’s obligations under Section 6.06 of this Agreement. The License shall expire and automatically terminate at the end of the License Period (the “License Expiration Date”) unless (i) Seller is in breach under this Section 6.10 and such breach is not cured within five (5) days in which case the License shall automatically terminate at the end of the cure period, or (ii) Buyer and Seller mutually agree in writing to terminate the License prior to the License Expiration Date.

(b)                Nothing contained in this Section 6.10 will be construed as conferring any rights by implication, estoppel, or otherwise, under any Intellectual Property rights other than the rights expressly granted in this Section 6.10 with respect to the License. All rights with respect to the License not expressly granted in this Section 6.10 are reserved by the Buyer.

(c)                Within sixty (60) Business Days after the Closing Date, Seller will (i) cause its name to be changed to a name that does not include any Restricted Words and (ii) deliver to Buyer a true, complete and correct copy of the filings with the applicable Governmental Authorities showing that each such name change has occurred.

Section 6.11           Conduct of the Business Prior to Closing. Until the Closing, the Seller shall (i) operate and has operated its Business in the ordinary course of business, (ii) preserve and has preserved intact its current business organizations, (iii) not take any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business; (iv) use and has used commercially reasonable efforts to keep available the services of key executives and use commercially reasonable efforts to preserve the current relationships with employees (including, without limitation, Key Employees) and Material Customers, Material Suppliers and other Persons with whom the Seller has and maintains significant relations as of the date hereof, and (v) without limiting the foregoing, not take any action that, if taken prior to the date hereof, would have required disclosure under Section 4.06, without the prior approval of the Buyer (which approval will not be unreasonably withheld by the Buyer).

Section 6.12           Notice of Certain Events.

(a)                From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)                 any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)             any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)              any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)                Buyer's receipt of information pursuant to this Section 6.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.13           Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.14           Supplement to Disclosure Schedules. Subject to the Buyer’s acceptance of such supplement or amendment at the sole discretion of the Buyer, from time to time prior to the Closing, the Seller shall promptly supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied.

Section 6.15           Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents.

Article VII
CONDITIONS TO CLOSING

Section 7.01       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)                No Action shall have been commenced against the Buyer or the Seller that would materially affect the transactions contemplated by this Agreement or which would prevent Closing.

Section 7.02           Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                All of the representations and warranties with respect to the Seller made in ARTICLE IV must be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                The Seller shall have performed and complied with in all material respects all agreements and covenants required by this Agreement and the Transaction Documents to be so performed or complied with by the Seller at or prior to the Closing.

(c)                From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)                The Seller shall have delivered or caused to be delivered to the Buyer all of the items required by Sections 3.02(a)(i-xix).

(e)                At least two (2) days before Closing, the Seller shall have delivered to the Buyer the Estimated Closing Statement contemplated in Section 2.08(a).

(f)                 Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(g)                The Seller will have obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, any of the transactions contemplated by this Agreement or the Transaction Documents.

(h)                The Buyer’s receipt of cash proceeds from financing transactions in an amount necessary to finance the Purchase Price all on terms and conditions satisfactory to the Buyer in its reasonable discretion.

(i)                 Seller shall have delivered to the Buyer such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 7.03           Conditions to Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                All of the representations and warranties of the Buyer made in ARTICLE V of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                The Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and the Transaction Agreements to be performed or complied with by it prior to or on the Closing Date.

(c)                The Buyer shall have delivered or caused to be delivered to the Seller all of the items required by Sections Section 3.02(b).

(d)                The Buyer shall have delivered to the Seller such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.

Article VIII
INDEMNIFICATION

Section 8.01           Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) the Fundamental Representations (other than Section 4.21 (Taxes)) shall survive indefinitely, and (ii) Section 4.10 (Real Property), Section 4.19 (Employee Benefit Matters) Section 4.20 (Employment Matters) and Section 4.21 (Taxes) shall survive until the date that is the later of (A) the seven (7) year anniversary of the Closing Date, or (B) the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02           Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “ Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Seller (other than the Fundamental Representations) contained in this Agreement, the Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                any inaccuracy in or breach of any of the Fundamental Representations of Seller contained in this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(c)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(d)                any Excluded Asset or any Excluded Liability;

(e)                any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(f)                 the failure of any item set forth in the Closing Certificate to be accurate, true and correct in all respects as of the Closing Date, including the amounts of any Closing Indebtedness that are not reflected in the calculation of the Closing Cash Consideration;

(g)                the failure of the SBA Encumbrance Release to occur within the SBA Release Period; or

(h)                Reserved.

Section 8.03           Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

(c)       any Assumed Liability.

Section 8.04           Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) (excluding with respect to claims for fraud, intentional misrepresentation, or willful misconduct) shall not exceed the Purchase Price (the “Cap”).

(b)                The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(b)-(h) or for fraud, intentional misrepresentation or willful misconduct shall in no way be limited or capped by the provisions of this Section 8.04.

(c)                The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) and Section 8.03(b) (excluding with respect to claims for fraud, intentional misrepresentation or willful misconduct) shall not exceed ten percent (10%) of the Purchase Price.

(d)                The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(c) shall in no way be limited or capped by the provisions of this Section 8.04.

(e)                For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)                 In determining the amount of Losses in respect of a claim under this ARTICLE VIII, there shall be deducted an amount equal to the amount of any third-party insurance proceeds actually received (net of direct collection expenses) by an Indemnified Party making such claim with respect to such Losses less the cost of any increase in insurance premiums over the reasonably projected period of such increase as a result of making a claim for such Losses, provided that the foregoing shall not (i) require an Indemnified Party to proceed or seek action or recovery from any such third-party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Losses hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.

Section 8.05           Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)                Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06           Indemnity Payments;

(a)                Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication, to but excluding/and including the date such payment has been made, at a rate per annum equal to the Applicable Federal Rate. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed.

(b)                Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Indemnification Holdback Amount; (ii) against any amounts owed by the Buyer under the Note; and (iii) to the extent the amount of Losses exceeds the amounts available to the Indemnitee from the Indemnification Holdback Amount and the amounts owed by the Buyer under the Note, from Seller.

Section 8.07           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08           Holdback Funds.

(a)                The Indemnification Holdback Amount may be used by the Buyer for the payment of claims against the Seller by Buyer under this Agreement (“Holdback Claims”).

(b)                Within ten (10) Business Days after the twelve (12) month anniversary of the Closing Date, the Buyer shall immediately release an amount in cash equal to the remaining amount of the Indemnification Holdback Amount, minus (i) the amount of all disputed or pending Holdback Claims, and (ii) if Seller has failed to pay to Buyer any amount owed in accordance with Section 8.06 and such amount remains due and owing, then all or any part of such owed amount which Buyer has determined to offset against the Indemnification Holdback Amount.

(c)                The Buyer shall continue to hold the remaining Indemnification Holdback Amount, if any, pending the final resolution of such Holdback Claims.

(d)                Seller agrees to provide appropriate instructions, as necessary, to the Buyer for disbursement of any amounts owing to the Seller from the Indemnification Holdback Amount pursuant to this Agreement.

(e)                Upon final resolution of any Holdback Claims, any amounts remaining in the Indemnification Holdback Amount shall be distributed to the Seller.

Section 8.09           No Right of Contribution or Subrogation. The Seller will not make any claim for contribution or subrogation against any Indemnified Party with respect to any indemnification claims arising under or in connection with this Agreement to the extent that any Indemnified Parties are entitled to indemnification hereunder for such claim, and the Seller hereby waives any such right of contribution and subrogation from or against any Indemnified Parties that the Seller has or may have in the future.

Section 8.10           Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.11           Exclusive Remedies. Subject to Section 2.08 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article IX
TERMINATION

Section 9.01           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of the Seller and the Buyer;

(b)                by the Buyer by written notice to the Seller if:

(i)                 the Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Seller within ten (10) days of the Seller’s receipt of written notice of such breach from the Buyer;

(ii)               any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 14, 2022 (“Termination Date”), unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, provided, however, that the Buyer may extend such Termination Date at any time at the sole discretion of the Buyer and without the prior consent of the Seller; or

(iii)             any Schedule Supplement discloses a Material Adverse Effect.

(c)                by the Seller by written notice to the Buyer if the Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Buyer within ten (10) days of the Buyer’s receipt of written notice of such breach from the Seller; or

(d)                by the Buyer or the Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02           Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                that this ARTICLE IX and Section 6.02, Section 6.04, ARTICLE VIII, ARTICLE X and any related definition provisions in or referenced in ARTICLE I shall remain in full force and effect and survive any termination of this Agreement; and

(b)                that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	5 Goddard Irvine, CA 92618

	Telephone:	949-988-7501

	E-mail:	sgutierrez@casees.com

	Attention:	Sebastian Gutierrez

with a copy to:	Law Offices of Steven A. Fink

	Telephone:	949-706-5900

	E-mail:	sfink@stevefinklaw.com

	Attention:	Steven A. Fink

If to Buyer:	Knightscope, Inc. 1070 Terra Bella Avenue Mountain View, California 94043

	Telephone:	(650) 924-1025

	E-mail:	msb@knightscope.com; pmw@knightscope.com

	Attention:	Mallorie Burak, Executive Vice President and Chief Financial Officer; Peter M. Weinberg, General Counsel

with a copy to:	Perkins Coie LLP 505 Howard Street Suite 1000 San Francisco, California 94105

	Telephone:	(415) 344-7051

	E-mail:	DDedyo@perkinscoie.com

	Attention:	David F. Dedyo

Section 10.03       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and be an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06       Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07       Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, personal representatives, heirs, and estates, as the case may be. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, and any assignment in contravention of the foregoing shall be null and void; provided, however, Buyer may assign this Agreement and its rights and obligations under this Agreement, in whole or in part, without consent, to any of its subsidiaries or Affiliates or any Person that acquires all or substantially all of the equity or assets of Buyer. Further, Buyer may assign any of their respective rights, interests or obligations hereunder for collateral security purposes to any lender providing financing to Buyer or its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder.

Section 10.08       No Third-party Beneficiaries. Except as provided in ARTICLE X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10       Executive Escalation. Except for any claims or disputes (i) for breach under Section 6.02 of this Agreement, or (ii) for breach, infringement or misappropriation of a party’s Intellectual Property Rights, and for any or all of which a party may elect to pursue injunctive relief as permitted herein, should any dispute arise between the parties pertaining to this Agreement or their rights and responsibilities to the other created hereunder, before proceeding with any dispute resolution mechanism pursuant to Section 10.11, the parties shall first escalate such dispute by requesting that senior management level representatives of the parties meet to discuss and attempt to resolve the dispute in good faith (the "Meeting Request"). If such individuals are unable to resolve the issue within thirty (30) days following when the initiating party first made the Meeting Request, then either party may pursue any other rights or remedies under contract or at law as it deems appropriate to resolve the dispute, subject to Section 10.11. Notwithstanding the foregoing, Section 2.08 and any claims made pursuant to Article VIII of this Agreement shall not be subject to this Section 10.10.

Section 10.11       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)                ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL OR STATE COURTS OF SANTA CLARA COUNTY, CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CASE EMERGENCY SYSTEMS

By:	/s/ Sebastian E. Gutierrez
Name:	SEBASTIAN E. GUTIERREZ
Title:	President and CEO

KNIGHTSCOPE, INC.

By:	/s/ Mallorie Burak
Name:	MALLORIE BURAK
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FORM OF BILL OF SALE

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

EXHIBIT D

FORM OF KEY EMPLOYEE OFFER LETTER

EXHIBIT E

GUTIERREZ EXECUTIVE EMPLOYMENT AGREEMENT

EXHIBIT F

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT